Exhibit 99.2

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE July 12, 2012	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Announces Proposed $75 Million Offering of Convertible Senior Notes Due 2017

HOUSTON, TX – (July 12, 2012) Cal Dive International, Inc. (NYSE: DVR) (“Cal Dive”) announced today its intention to offer, subject to market and other conditions, $75 million aggregate principal amount of its convertible senior notes due 2017 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  Cal Dive plans to grant the initial purchasers an option to purchase up to an additional $11.25 million aggregate principal amount of notes, solely to cover over-allotments.

Pursuant to the terms of its senior secured credit agreement, Cal Dive expects to use the net proceeds from the offering of the notes to repay a portion of the term loan under its senior secured credit facility.  Additionally, the senior secured credit agreement, as amended, excludes the notes from the leverage ratio covenant contained therein.  Cal Dive currently has $131.8 million outstanding under its term loan and expects to have approximately $60.3 million outstanding after completion of this offering.

The notes will be general unsecured and unsubordinated obligations of Cal Dive, and will be guaranteed by certain of Cal Dive’s wholly-owned domestic subsidiaries.  Interest on the notes will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2013.  The notes are expected to be convertible under certain conditions, and subject to certain limitations, into cash, shares of Cal Dive common stock or a combination thereof, at Cal Dive’s election. The notes mature on July 15, 2017, unless earlier purchased by Cal Dive or converted.  Upon the occurrence of certain fundamental changes, holders of the notes will have the right to require Cal Dive to purchase all or a portion of their notes for cash at a price equal to 100% of the principal amount of such notes, plus any accrued and unpaid interest.  The interest rate, conversion rate, conversion price and other terms of the notes are to be determined by negotiation between Cal Dive and the initial purchasers of the notes.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The notes and the shares of Cal Dive common stock, if any, issuable upon conversion of the notes have not been and will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release includes “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995) such as statements concerning the contemplated offering and the expected use of proceeds. These statements are based on certain assumptions made by Cal Dive. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Cal Dive. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.